Exhibit 1.2

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

Up to $2,000,000,00 Class A and Class C Shares of Common Stock

FORM OF PARTICIPATING BROKER-DEALER AGREEMENT

Ladies and Gentlemen:

SC Distributors, LLC, a Delaware limited liability company, as the dealer manager (“Dealer Manager”) for Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Company”), invites you (“Dealer”) to participate in the distribution of shares of Class A and Class C common stock (collectively, the “Shares”) of the Company subject to the terms described in this Participating Broker Dealer Agreement (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Dealer Manager Agreement between the Dealer Manager and the Company dated                     , 2014 in the form attached hereto as Exhibit “A” (the “Dealer Manager Agreement”).

I.	Dealer Manager Agreement

By Dealer’s acceptance of this Agreement, Dealer will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the terms and conditions of the Dealer Manager Agreement, including, but not limited to, Section 9(d) of the Dealer Manager Agreement wherein the Dealers severally agree to indemnify, defend and hold harmless the Company, the Dealer Manager and each of their respective Indemnified Parties.

Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager to supplement the Prospectus (“Supplemental Information”).

II.	Submission of Orders

Dealer hereby agrees to solicit, as an independent contractor and not as the agent of the Dealer Manager or of the Company (or their affiliates), persons acceptable to the Company to purchase the Shares pursuant to the subscription agreement in the form attached to the Prospectus and in accordance with the terms of the Prospectus. Dealer hereby agrees to diligently make inquiries as required by this Agreement, as set forth in the Prospectus, and as required by all applicable laws of all prospective investors in order to ascertain whether a purchase of the Shares is suitable for each such investor.

Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “UMB Bank, N.A., agent for Carter Validus Mission Critical REIT II, Inc.” or a reasonable contractor or abbreviation thereof, including, but not limited to “UMB, Bank, N.A., f/b/o CVREIT II”, or after the Company reaches its minimum offering, to “Carter Validus Mission Critical REIT II, Inc.” or “CVREIT II.” Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit as set forth below. The Dealer Manager may authorize Dealer, if Dealer is a “$250,000 broker-dealer”, to instruct its customers to make its checks for Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check made payable to the order of the Escrow Agent or the Company, as the case may be, for the aggregate amount of the subscription proceeds. Transmittal of received investor funds will be made in accordance with the following procedures:

(a) If a Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward (i) the subscription documents to the Dealer Manager and (ii) the checks to the Escrow Agent by the end of the next business day following receipt of the subscription documents and the check, prior to the completion of the Minimum Offering. After completion of the Minimum Offering, the Company may instruct the Dealer to forward paperwork in good order and the check directly to the Company.

(b) If a Dealer’s internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by noon of the next business day following receipt by the Dealer of the subscription documents and check. The Final Review Office will, by the end of the next business day following receipt by the Final Review Office of the subscription documents and check, conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward (i) the subscription documents to the Dealer Manager and (ii) the checks to the Escrow Agent, prior to the completion of the Minimum Offering. After completion of the Minimum Offering, the Company may instruct the Dealer to forward paperwork in good order and the check directly to the Company.

III.	Pricing

Except as described in the Prospectus, up to $1,800,000,000 in Class A and Class C Shares shall be offered to the public at the offering price of $10.00 per Class A Share and $[        ] per Class C Share, payable in cash pursuant to the primary offering and up to $200,000,000 in Class A and Class C Shares will be offered pursuant to the Company’s distribution reinvestment plan at 95% of the offering price or, once the Company commences obtaining an estimated net asset value (“NAV”), 95% of NAV, per Class A or Class C Shares, as applicable. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $2,000 in Shares is required. Except as otherwise indicated in the Prospectus, additional investments may be made in cash in minimal increments of at least $500. The Shares are nonassessable.

IV.	Dealers’ Commissions

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, Dealer’s selling commission applicable to the total public offering price of Shares sold in the primary offering by Dealer that it is authorized to sell hereunder is 7.0% of the gross proceeds of the Class A Shares and 3% of the gross offering proceeds of the Class C Shares sold by it and accepted and confirmed by the Company, which commissions will be paid by the Dealer Manager. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.

No selling commissions or a dealer manager fee will be paid in connection with Shares sold under the DRIP.

The selling commission will be waived and the Dealer Manager Fee may be waived or reduced at the discretion of the Dealer Manager, in connection with the following categories of sales:

•	Sales in which an investor pays a broker-dealer a fixed fee, e.g., a percentage of assets under management, for investment advisory and broker-dealer services, which is referred as a “wrap fee;”

•	Sales made by certain selected participating broker-dealers at the discretion of the Dealer Manager;

•	Sales in managed accounts that are managed by participating broker-dealers or their affiliates; or

•	Sales to employees of selected participating broker-dealers (except that the Dealer Manager Fee will be paid in full).

In addition, the Dealer Manager may reduce or waive selling commissions and may reduce dealer manager fees with respect to sales of Class A shares and Class C shares to institutional clients aggregated through an omnibus account.

Except as otherwise provided herein, all expenses incurred by Dealer in the performance of Dealer’s obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys’ fees, shall be at Dealer’s sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow all or a portion of the Dealer Manager Fee to a Dealer and reallow all or a portion of the Distribution Fee to a Dealer as marketing fees and to defray other distribution-related expenses. The Dealer Manager’s reallowance of the Dealer Manager Fee and the Distribution Fees to a particular Dealer shall be described in Schedule 1 to this Agreement. The Dealer Manager will also reimburse bona fide due diligence expenses of a Dealer. Reimbursement requests for accountable bona fide due diligence expenses must be made by Dealer within six months of the date of sale of Shares or such requests will not be honored by the Dealer Manager.

Dealer acknowledges and agrees that no commissions, payments or amounts whatsoever will be paid to the Dealer unless or until the gross proceeds of the Shares sold are disbursed to the Company pursuant to Section [3] of the Escrow Agreement. Until the Minimum Offering, as defined in the Escrow Agreement, is obtained, investments will be held in escrow and, if the Minimum Offering is not obtained within the time periods specified in the Prospectus, investments will be returned to the investors in accordance with the Prospectus.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the Offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 9 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.

V.	Payment

Payments of selling commissions will be made by the Dealer Manager to Dealer within 10 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that if the Company pays selling commissions to the Dealer Manager, the Company is relieved of any obligation for selling commissions to Dealer. The Company may rely on and use the preceding acknowledgment as a defense against any claim by Dealer for selling commissions the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer.

VI.	Covenants of Dealer

Prior to participating in the Offering, Dealer will have reasonable grounds to believe, based on information made available to Dealer by the Dealer Manager and/or the Company through the Prospectus, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating an investment in the Company and the Shares.

Dealer agrees not to rely upon the efforts of the Dealer Manager, which is affiliated with the Company, in determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal or state laws or the Financial Industry Regulatory Authority (“FINRA”). Dealer further agrees to conduct its own investigation to make that determination independent of the efforts of the Dealer Manager.

Dealer agrees to retain in its records and make available to the Dealer Manager and to the Company for a period of at least six (6) years following the termination of the Offering, information establishing that each investor who purchases the Shares solicited by Dealer is within the permitted class of investors under the requirements of the jurisdiction in which such purchaser is a resident and the suitability standards set forth in the Prospectus and the subscription agreement for the Shares. Dealer agrees that, prior to accepting a subscription for the Shares, it will inform the prospective investor of all pertinent facts relating to the illiquidity and lack of marketability of the Shares, as appropriate, during the term of the investment.

Dealer hereby undertakes and agrees to comply with all obligations applicable to Dealer under all applicable laws, rules and regulations, including those set forth by FINRA. In soliciting persons to acquire the Shares, Dealer further agrees to comply with any applicable requirements of the Securities Act, the Exchange Act, other applicable federal securities laws, applicable state securities laws, the rules and regulations promulgated thereunder and the rules of FINRA and, in particular, Dealer agrees that it will not give any information or make any representations other than those contained in the Prospectus and in any supplemental sales literature furnished to Dealer by the Dealer Manager for use in making such solicitations.

VII.	Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a subscription signature page and the required check in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefore. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

VIII.	Prospectus and Supplemental Information

Dealer is not authorized or permitted to give, and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and the Supplemental Information. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus as required by the Securities Act, the Exchange Act, and the Rules and Regulations. The Dealer agrees that it will not send or give any Supplemental Information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Supplemental Information. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings that have not been previously approved by the Dealer Manager. Each Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the Exchange Act Rules and Regulations thereunder.

IX.	License and Association Membership

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a broker-dealer properly registered with the SEC, duly authorized to sell Shares under federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of such association. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing.

X.	Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with FINRA Rule 3011, Section 352 of the Money Laundering Abatement Act and Sections 103.19, 103.35, and 103.122 of the regulations of the U.S. Treasury Department, and is in compliance with all Executive Orders and Federal Regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Further, Dealer agrees, upon receipt of an “information request” issued under Section 314 (a) of the USA Patriot Act to provide the Financial Crimes Enforcement Network with information regarding: (i) the identity of a specified individual or organization; (ii) account number; (iii) all identifying information provided by the account holder; and (4) the date and type of transaction. The Dealer Manager from time to time will monitor account activity to identify patterns of unusual size or volume, geographic factors, and any other potential signals of suspicious activity, including possible money laundering or terrorist financing. The Company and the Dealer Manager reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

XI.	Limitation of Offer

Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, Dealer will comply with the provisions of the rules and requirements of FINRA, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

XII.	Termination, Amendment and Assignment

Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager by written notice to Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice. The Dealer Manager may assign its rights, obligations and interests hereunder to a qualified assignee upon prior written notice to Dealer.

XIII.	Privacy Laws

The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:

A. Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act” ), (ii) the privacy standards and requirements of any other applicable federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

B. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers.

XIV.	Confidentiality of Due Diligence Information

Dealer understands that the Company, Dealer Manager or third party due diligence providers may from time to time furnish Dealer with certain information which is non-public, confidential or proprietary in nature (the “Due Diligence Information”) in connection with its due diligence obligations under FINRA rules and the federal securities laws. Dealer agrees that the Due Diligence Information will be kept confidential and shall not, without the Company’s, the Dealer Manager’s or such other third party’s prior written consent, be disclosed by Dealer, or by Dealer’s affiliates, agents, representatives or employees, in any manner whatsoever, in whole or in part, and shall not be used by Dealer, its agents, representatives or employees, other than in connection with Dealer’s due diligence evaluation of the Offering. Dealer agrees to reveal the Due Diligence Information only to its affiliates, agents, representatives and employees who need to know the Due Diligence Information for the purpose of the due diligence evaluation. Further, Dealer and its affiliates, agents, representatives and employees will not disclose to any person the fact that the Due Diligence Information has been made available to it.

The term Due Diligence Information shall not include information which (i) is already in Dealer’s possession or in the possession of Dealer’s parent corporation or affiliates, provided that such information is not known by Dealer to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party; (ii) is or becomes generally available to the public other than as a result of a disclosure by Dealer, its affiliates, or their respective directors, officers, employees, agents, advisors and representatives in violation of this agreement; (iii) becomes available to Dealer or its affiliates on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Dealer or its affiliates to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party; or (iv) is independently developed by Dealer or by its affiliates without use of the Due Diligence Information.

Dealer agrees that its obligation of non-disclosure, non-use and confidentiality of the Due Diligence Information as set forth herein shall terminate two (2) years after the date on which the Due Diligence Information is received by Dealer.

XV.	Notice

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Dealer Manager:	SC Distributors, LLC
4 San Joaquin, Suite 105
Newport Beach, California 92660
Facsimile No.: (949) 706-1879
Attention: Patrick Miller, President

If to Dealer, to the address or facsimile number and address specified by Dealer on the signature page hereto.

XVI.	Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Florida and shall take effect when signed by Dealer and countersigned by the Dealer Manager.

[SIGNATURE PAGE FOLLOWS]

Carter Validus Mission Critical REIT II, Inc.

Participating Broker-Dealer Agreement

[SIGNATURE PAGE]

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions set forth therein.

Dealer Name:		(as shown in FINRA records)
Attention:
Address:

City:
State:	Zip Code:
Telephone No.:
Facsimile No.:
E-mail:

AGREED TO AND ACCEPTED BY THE DEALER:

By:
Signature

Printed Name

Title

AGREED TO AND ACCEPTED BY
THE DEALER MANAGER:

SC DISTRIBUTORS, LLC

By:
Patrick Miller
President

Schedule 1

Reallowance of Dealer Manager Fee and Distribution Fee to a Dealer